UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

SUCAMPO PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 25, 2008

Dear Fellow Stockholders:

You are cordially invited to attend the Sucampo Pharmaceuticals, Inc. Annual Meeting of Stockholders to be held on June 5, 2008 at 10:00 a.m., Eastern time, at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the Notice of 2008 Annual Meeting of Stockholders and Proxy Statement that follow.

We hope you plan to attend the annual meeting. Whether or not you plan to attend the meeting, please vote your shares by completing, dating, signing and returning the enclosed proxy card as described in the Proxy Statement. Your proxy may be revoked at any time before it is exercised as explained in the Proxy Statement.

If you plan to attend the meeting, please bring photo identification for admission. Also, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement (or copy thereof) from your broker, bank or nominee confirming your ownership of Sucampo Pharmaceuticals, Inc. stock so that you can be admitted to the meeting. Also, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Ryuji Ueno, M.D., Ph.D., Ph.D.
Chief Executive Officer, Chief Scientific Officer and
Chair of the Board of Directors

YOUR VOTE IS IMPORTANT.
PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE.

SUCAMPO PHARMACEUTICALS, INC.
4520 EAST-WEST HIGHWAY, SUITE 300
BETHESDA, MARYLAND 20814

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 5, 2008

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Sucampo Pharmaceuticals, Inc. will be held on June 5, 2008 at 10:00 a.m., Eastern time, at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814. At the annual meeting, stockholders will consider and vote on the following matters:

1. The election to the board of directors of Ryuji Ueno, M.D., Ph.D., Ph.D., Anthony C. Celeste, Timothy I. Maudlin, V. Sue Molina and John C. Wright, each for a term of one year.

2. The ratification of the selection by the audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Stockholders also will consider and vote on any other matters as may properly come before the annual meeting or any adjournment or postponement thereof. Our board of directors has no knowledge of any other matters which may come before the meeting.

Stockholders of record at the close of business on April 16, 2008 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Your vote is important regardless of the number of shares you own.

We hope that all stockholders will be able to attend the annual meeting in person. In order to ensure that a quorum is present at the meeting, please complete, date, sign and promptly return the enclosed proxy card, whether or not you plan to attend the annual meeting. A return envelope, which is postage pre-paid if mailed in the United States, addressed to American Stock Transfer & Trust Company, our transfer agent and registrar, has been enclosed for your convenience. If you return a proxy, you may cancel it by voting in person at the annual meeting. Please note, however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Mariam E. Morris
Corporate Secretary

Bethesda, Maryland
April 25, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE.

SUCAMPO PHARMACEUTICALS, INC.
4520 EAST-WEST HIGHWAY, SUITE 300
BETHESDA, MARYLAND 20814

PROXY STATEMENT

For the 2008 Annual Meeting of Stockholders
To Be Held On June 5, 2008

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Sucampo Pharmaceuticals, Inc. for use at the 2008 Annual Meeting of Stockholders to be held on June 5, 2008 at 10:00 a.m., Eastern time, at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814, and of any adjournment or postponement thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted as recommended by our board of directors. A stockholder who signs a proxy may revoke or revise that proxy at any time before the annual meeting.

This proxy statement is being mailed on or about April 25, 2008 to stockholders of record at the close of business on April 16, 2008.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission, or SEC, will be furnished without charge to any stockholder upon written or oral request to Sucampo Pharmaceuticals, Inc., Attn: Investor Relations, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814; telephone: (301) 961-3400. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 also are available on our website at www.sucampo.com and the SEC’s website at www.sec.gov.

Voting Securities and Votes Required

Stockholders of record at the close of business on April 16, 2008 will be entitled to notice of and to vote at the annual meeting. On that date, 15,542,768 shares of our class A common stock and 26,191,050 shares of our class B common stock were issued and outstanding. Each share of class A common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. Each share of class B common stock entitles the holder to ten votes with respect to all matters submitted to stockholders at the meeting. Stockholders are not entitled to cumulative voting rights. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority in voting power of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matter submitted to our stockholders, including the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, requires the affirmative vote of the majority in voting power of shares present in person or represented by proxy and voting on such matter at the annual meeting. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the annual meeting.

Shares that abstain from voting as to a particular matter and shares held in “street name” by brokers, banks or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting. Brokers holding shares for clients who have not given specific voting instructions are permitted to vote in their discretion with respect to “Proposal One — Election of Directors” and “Proposal Two — Ratification of Selection of Independent Registered Public Accounting Firm.”

Stockholders may vote in person or by proxy. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by giving our Secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election as directors of those persons named as nominees in this proxy statement and in favor of the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment. If the shares you own are held in “street name,” the broker, bank or other nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions that your broker, bank or other nominee provides to you.

If your shares are registered directly in your name, you may vote:

•	By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to American Stock Transfer & Trust Company. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	In Person at the Meeting. If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee explaining how to vote. If you plan to vote in person at the annual meeting, you should contact the broker, bank or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name at the annual meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record. If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written request to Sucampo Pharmaceuticals, Inc., Attn: Investor Relations, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our class A and class B common stock as of April 16, 2008 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our class A common stock or our class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our class A and class B common stock. Shares of our class A common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 16, 2008 are deemed to be outstanding and beneficially owned by the person holding the option for the purpose of calculating the percentage ownership of that person but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Sucampo Pharmaceuticals, Inc., 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814.

The following table sets forth the number of shares of our class A and class B common stock beneficially owned by the indicated parties. Each share of our class B common stock is convertible at any time into one share of class A common stock. Each share of our class B common stock entitles the holder to ten votes with respect to all matters submitted to stockholders at the meeting.

					Percentage of Shares			Percentage
	Number of Shares				Beneficially Owned			of Total
	Beneficially Owned						Class A and B	Voting
Name and Address of Beneficial Owner	Class A		Class B		Class A	Class B	Together	Power

5% stockholders:
R-Tech Ueno, Ltd.(1)	2,485,150		—		16.0%	—%	6.0%	* %
10F, Yamato Life Insurance Building 1-1-7 Uchisaiwaicho Chiyoda-ku, Tokyo 100-0011 Japan
S&R Technology Holdings, LLC(2)	1,309,752		26,191,050		8.4	100.0	65.9	94.9
7201 Wisconsin Avenue, Suite 700 Bethesda, Maryland 20814
Ridgeway Capital Partners Limited	1,983,696	(3)	—		12.7	—	4.8	*
6th Floor 3-12 Kioi-cho Chiyoda-ku, Tokyo 102-0094 Japan
Astellas Pharma, Inc.(4)	1,253,750		—		8.1	—	3.0	*
3-11 Nihonbashi-Honcho 2-chome Chuo-ku, Tokyo 103-8411 Japan
Tokio Marine and Nichido Fire Insurance Co., Ltd.	850,000		—		5.5	—	2.0	*
West 14th Floor, Otemachi First Square 5-1, Otemachi 1-chome Chiyoda-ku, Tokyo 100-0004 Japan
JPMorgan Chase & Co.(5)	798,180		—		5.1	—	1.9	*
270 Park Avenue New York, NY 10017-2070
Executive Officers and Directors:
Ryuji Ueno, M.D., Ph.D., Ph.D.	1,541,282	(6)	26,191,050	(7)	9.9	100.0	66.3	94.9
Sachiko Kuno, Ph.D.	1,446,789	(8)	26,191,050	(7)	9.0	100.0	66.1	94.9
Ronald W. Kaiser	10,000	(9)	—		*	—	*	*
Mariam E. Morris	73,000	(10)	—		*	—	*	*
Brad E. Fackler	75,500	(11)	—		*	—	*	*
Gayle R. Dolecek, P.D.	173,000	(12)	—		1.1	—	*	*
Kei S. Tolliver	45,500	(13)	—		*	—	*	*
Anthony C. Celeste	—		—		—	—	—	—
Michael J. Jeffries	—		—		—	—	—	—
Timothy I. Maudlin	—		—		—	—	—	—
Hidetoshi Mine	1,984,196	(14)	—		12.8	—	4.8	*
V. Sue Molina	—		—		—	—	—	—
John C. Wright	10,000	(15)	—		*	—	*	*
All executive officers and directors as a group (11 persons)	3,902,478	(16)	26,191,050		24.4	100.0	71.3	94.3

*	Represents beneficial ownership or voting power of less than one percent.

(1)	Voting and dispositive power with respect to the shares held by R-Tech Ueno, Ltd. is held by its board of directors, which consists of Shuji Inoue, Yukiko Hashitera, Yukihiko Mashima, Ryu Hirata, Yoshiaki Yamana and Toshio Iwasaki. Drs. Ryuji Ueno and Sachiko Kuno, who are married to each other, directly and indirectly own a majority of the capital stock of R-Tech but do not have or share voting or dispositive power with respect to the shares of our stock held by R-Tech.

(2)	Voting and dispositive power with respect to the shares held by S&R Technology Holdings, LLC, or S&R, is shared by Drs. Ueno and Kuno.

(3)	Consists of 783,700 shares held by OPE Limited Partnership 1 and 1,199,996 shares held by OPE Limited Partnership 2. Ridgeway Capital Partners Limited is the general partner of both OPE Limited Partnership 1 and OPE Limited Partnership 2. Voting and dispositive power with respect to the shares held by each of these limited partnerships is shared by the seven managing members of Ridgeway Capital Partners Limited, who are Hidetoshi Mine, one of our directors, Kenji Ogawa, Mitsunaga Tada, Kiyoyuki Katsumata, Koji Abe, Isao Nishimuta and Takumi Sakagami.

(4)	Based on Schedule 13G filed on February 14, 2008 by Astellas Pharma Inc., it has sole voting and dispositive power with respect to 1,253,750 shares.

(5)	Based on Schedule 13G filed on February 5, 2008 by JPMorgan Chase & Co., it has sole voting and dispositive power with respect to 798,180 shares.

(6)	Includes 83,000 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 16, 2008 and 1,309,752 shares of class A common stock held by S&R. Excludes 2,485,150 shares of class A common stock held by R-Tech and 52,037 shares of class A common stock and 85,000 shares of class A common stock issuable upon the exercise of options held by Dr. Kuno, who is Dr. Ueno’s spouse. See note 2 above and note 9 below.

(7)	Consists of 26,191,050 shares of class B common stock held by S&R.

(8)	Includes 85,000 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 16, 2008 and 1,309,752 shares of class A common stock held by S&R. Excludes 2,485,150 shares of class A common stock held by R-Tech and 148,530 shares of class A common stock and 83,000 shares of class A common stock issuable upon the exercise of options held by Dr. Ueno, who is Dr. Kuno’s spouse. See notes 2 and 7 above.

(9)	Consists of 10,000 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 16, 2008.

(10)	Consists of 73,000 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 16, 2008.

(11)	Consists of 75,500 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 16, 2008.

(12)	Consists of 173,000 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 16, 2008.

(13)	Consists of 45,500 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 16, 2008.

(14)	Consists of 783,700 shares held by OPE Limited Partnership 1 and 1,199,996 shares held by OPE Limited Partnership 2. Mr. Mine is the President and one of the managing members of the general partner of both of these limited partnerships and, as such, shares voting and dispositive control of these shares. Also includes 500 shares of class A common stock held by M&H Company, an entity controlled by Mr. Mine and his spouse.

(15)	Consists of 10,000 shares of class A common stock held by spouse.

(16)	Includes 450,000 shares of class A common stock issuable upon exercise of stock options exercisable within 60 days of April 16, 2008.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our board of directors is currently authorized to have seven members and we currently have seven members, each with terms expiring at the 2008 annual meeting. Two of our current directors, Michael J. Jeffries and Hidetoshi Mine, are not standing for re-election at the 2008 annual meeting. Our board of directors, based on the recommendation of our nominating and corporate governance committee, nominated five candidates for election at the 2008 annual meeting. Accordingly, we will have two vacancies on our board of directors following the 2008 annual meeting. Our nominating and corporate governance committee intends to seek qualified candidates to fill the vacancies on our board of directors following the 2008 annual meeting.

At the 2008 annual meeting, stockholders will have an opportunity to vote for the five nominees for director listed below. The persons named in the enclosed proxy card will vote to elect these five nominees as directors, unless you withhold authority to vote for the election of any or all of these nominees by marking the proxy card to that effect. Each of the nominees has indicated his or her willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors.

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of the director nominees.

Director Nominees

The following paragraphs provide information as of the date of this proxy statement about each director nominee. The information presented includes information about each such director, including his or her age, all positions and offices he or she holds with us, his or her length of service as a director, his or her principal occupation and employment for the past five years and the names of other publicly held companies of which he or she serves as a director. For information about the number of shares of common stock beneficially owned by our directors as of April 16, 2008, see “Stock Ownership Information.”

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Ryuji Ueno, M.D., Ph.D., Ph.D., age 54.  Dr. Ueno, who became a director in 1996, is a founder of our company and has been our chief executive officer since September 2006 and our chief scientific officer since August 2004. Dr. Ueno also became the chairman of our board of directors effective June 1, 2007 following the resignation of Dr. Kuno from that position. Dr. Ueno served as chairman of our board of directors from December 2000 to September 2006. He also served as chief operating officer from December 1996 to November 2000 and again from March 2006 to September 2006 and as chief executive officer from December 2000 to September 2003. Dr. Ueno co-founded our affiliate R-Tech in September 1989 and served as its President from 1989 to March 2003. Dr. Ueno also co-founded Sucampo AG in December 1997 and served as its chairman of the board or vice chairman of the board since its inception. Dr. Ueno received his M.D. and a Ph.D. in medical chemistry from Keio University in Japan, and he received a Ph.D. in Pharmacology from Osaka University.

Anthony C. Celeste, age 69.  Mr. Celeste became a director in October 2007. Mr. Celeste has served as senior vice president of regulatory affairs for Kendle International, Inc., an international clinical research organization, since 2001. Prior to that, he served as the president and chief executive officer of AAC Consulting Group, Inc., an independent FDA consulting firm, from 1986 until its acquisition by Kendle International in February 2001. Prior to joining AAC Consulting in 1985, Mr. Celeste served for 25 years with the U.S. Food and Drug Administration, most recently as director of the Office of Regional Operations. Mr. Celeste holds a B.S. in chemistry from Fordham University.

Timothy I. Maudlin, age 57.  Mr. Maudlin became a director in September 2006. From 1989 through 2007, Mr. Maudlin was a managing partner of Medical Innovation Partners, a venture capital firm. Mr. Maudlin is a director of Website Pros, Inc., a web services company. Mr. Maudlin served on the board of directors of Curative Health Services, Inc., a biopharmaceutical company, from 1984 until May 2006. Mr. Maudlin holds a B.A. from St. Olaf College and an M.M. from the Kellogg School of Management at Northwestern University.

V. Sue Molina, age 60.  Ms. Molina became a director in September 2006. From November 1997 until her retirement in May 2004, she was a tax partner at Deloitte & Touche LLP, an international accounting firm, serving from 2000 until May 2004 as the National Partner in Charge of Deloitte’s Initiative for the Retention and

Advancement of Women. Prior to that, she spent 20 years with Ernst & Young LLP, an international accounting firm, the last ten years as a partner. Ms. Molina serves as vice chair of the board of directors of Royal Neighbors of America, a fraternal insurance company. She is also a member of the board of directors of DTS, Inc., a digital entertainment technology company. She holds a B.S.B.A. and a Masters of Accounting degree from the University of Arizona.

John C. Wright, age 60.  Mr. Wright became a director in February 2008 and is a retired partner of Ernst & Young LLP, an international auditing firm. He was with Ernst & Young LLP from 1971 until 2000, most recently as an audit partner focusing on the technology sector. He was the executive vice president and chief financial officer of Quadramed Corporation, a software company, from July 2003 to September 2005. Prior to that, Mr. Wright served as a financial consultant from January 2003 to July 2003. Mr. Wright also serves on the board of directors of Watson Wyatt Worldwide, a global provider of human capital consulting services. Mr. Wright holds a B.S. in accounting from the University of North Carolina.

Executive Officers of the Registrant

Our executive officers and their respective ages and positions as of April 24, 2008 are as follows:

Name	Age	Position

Ryuji Ueno, M.D., Ph.D., Ph.D.	54	Chairman of the board, chief executive officer and chief scientific officer
Mariam E. Morris	40	Chief financial officer, treasurer and secretary
Brad E. Fackler	54	Executive vice president of commercial operations
Gayle R. Dolecek, P.D.	65	Senior vice president of research and development
Kei S. Tolliver(1)	34	Vice president of business development and company operations

(1)	On March 31, 2008, Ms. Tolliver gave notice of her voluntary resignation from her positions with Sucampo. Her resignation will be effective as of May 31, 2008.

Ryuji Ueno, M.D., Ph.D., Ph.D.  For more information about Dr. Ueno, see “Proposal One — Election of Directors — Director Nominees.”

Mariam E. Morris.  Ms. Morris has been our chief financial officer and treasurer since January 2008 and served as our chief accounting officer and treasurer from January 2007 to December 2007. She became our secretary in April 2008. Ms. Morris served as our chief financial officer from March 2006 to December 2006 and as our director of finance from February 2004 to March 2006. From January 2003 to February 2004, she worked as an independent consultant for AuditWatch, Inc., a training and consultancy firm for the audit profession. Ms. Morris was a supervising auditor with the public accounting firm of Snyder, Cohn, Collyer, Hamilton & Associates, P.C. from November 2001 to December 2002. Ms. Morris also was a senior auditor with the public accounting firm of PricewaterhouseCoopers LLP from September 2000 to October 2001. Ms. Morris is a certified public accountant and holds a B.B.A. degree in Accounting from Texas Tech University and a Master’s degree in Taxation from Old Dominion University.

Brad E. Fackler.  Mr. Fackler has been our executive vice president of commercial operations since September 2005. From January 2005 to September 2005, Mr. Fackler was vice president of The Collaborative Group, a specialty consultancy firm servicing the pharmaceutical industry. From September 2004 until January 2005, he was self-employed. From 1978 to September 2004, Mr. Fackler was a senior sales executive for Novartis Pharmaceuticals Corporation. Mr. Fackler holds a Bachelors degree in Life Science from Otterbein College and an M.B.A. degree from New York University, Leonard Stern School of Business.

Gayle R. Dolecek, P.D.  Dr. Dolecek has been our senior vice president of research and development since May 2006. From August 1995 to April 2006, he was a senior consultant at AAC Consulting Group, Inc., a provider of regulatory consulting services to the pharmaceutical industry. Prior to 1995, Dr. Dolecek was an officer with the U.S. Public Health Service where he served in pharmacy and health service related positions. He completed his career with the government in the Food and Drug Administration as director of compendial operations in the Center for Drug Evaluation and Research. Dr. Dolecek received his B.S./P.D. in Pharmacy from the University of Maryland and a M.P.H. in Health Services and Planning from the University of Hawaii.

Kei S. Tolliver.  Ms. Tolliver has been our vice president of business development and company operations since March 2006. She served as our secretary from March 2006 to April 2008. On March 31, 2008, Ms. Tolliver gave notice of her voluntary resignation from her positions with our company. Her resignation will be effective as of May 31, 2008. From October 2004 to March 2006, Ms. Tolliver was our director of business development. Since joining our company in May 1998, Ms. Tolliver has held a number of positions within the Sucampo group of affiliated companies, including director of business development for S&R Technology Holdings, LLC, a position she has held since May 2002, supplemental director for Sucampo AG, a position she has held since September 2004, director of Sucampo Pharma, Ltd., a position she has held since July 2004, and general manager and director of Sucampo Pharma Europe Ltd., a position she has held since January 2003. Ms. Tolliver holds a Bachelors degree in Political Science from West Virginia University.

CORPORATE GOVERNANCE

General

Our board of directors believes that good corporate governance is important to ensure that Sucampo is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on our website at www.sucampo.com under “For Investors — Corporate Governance.” Alternatively, you can request a copy of any of these documents by writing to Sucampo Pharmaceuticals, Inc., Attn: Investor Relations, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Sucampo and our stockholders. These guidelines, which outline a framework for the conduct of the board’s business, provide that:

•	the board of directors’ principal responsibility is to oversee the management of Sucampo;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis;

•	the nominating and corporate governance committee will conduct an annual evaluation of the board of directors and its committees to determine whether they are functioning effectively; and

•	the nominating and corporate governance committee will oversee an annual evaluation of executive succession plans.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors has determined that each of the current non-employee directors of our company (Messrs. Celeste, Jeffries, Maudlin, Mine and Wright and Ms. Molina), who collectively constitute a majority of the board of directors, and each of the persons nominated to become non-employee directors (Messrs. Celeste, Maudlin and Wright and Ms. Molina), who collectively would, upon election, constitute a majority of the board of directors, is an independent director as defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. and that none of these directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board of Directors Meetings and Attendance

Our board of directors met 11 times during the year ended December 31, 2007, either in person or by teleconference. During 2007, each of our directors attended at least 75% of the aggregate of the number of board meetings held during the period for which he or she has been a director and the number of meetings held by all committees on which he or she then served.

Lead Director

Our corporate governance guidelines provide that in the event the chairman of our board of directors is not an independent director, a majority of the board’s independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because Dr. Ueno, the chairman of our board of directors, is not an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, have appointed Michael J. Jeffries as the lead director. As lead director, Mr. Jeffries serves as the presiding director at all executive sessions of our non-management or independent directors, determines the need for special meetings of the board of directors and consults with Dr. Ueno on matters relating to corporate governance and board performance. Our independent directors may appoint a new lead director following the 2008 annual meeting as Mr. Jeffries is not standing for re-election.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are available on our website at www.sucampo.com under “For Investors — Corporate Governance.” In light of the decision of Messrs. Jeffries and Mine not to stand for re-election at the 2008 annual meeting, our board of directors intends to reconstitute the membership of each of its committees following the 2008 annual meeting so that each committee will be composed solely of members who are independent within the meaning of Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. and will satisfy the other requirements for committee composition imposed by NASDAQ and the Securities and Exchange Commission.

The following table provides membership and meeting information for each of the board committees during 2007:

					Nominating and
					Corporate
Name	Audit		Compensation		Governance

Ryuji Ueno, M.D., Ph.D., Ph.D.(1)	—		—		—
Anthony C. Celeste(2)	—		—		—
Michael J. Jeffries(3)	X	(6)	X		X
Timothy I. Maudlin	X		—		X
Hidetoshi Mine(4)	—		X		X	(6)
V. Sue Molina	X		X	(6)	—
John C. Wright(5)	—		—		—
Total meetings in 2007(7)	13		10		3

(1)	Chairman of the board of directors

(2)	Mr. Celeste was appointed to the board of directors on October 18, 2007 and to the compensation committee and the nominating and corporate governance committee effective January 1, 2008.

(3)	Mr. Jeffries served as the lead director.

(4)	Mr. Mine resigned from the compensation committee effective January 1, 2008.

(5)	Mr. Wright was appointed to the board of directors and to the audit committee effective February 19, 2008.

(6)	Chairperson of the committee

(7)	Not all members attended all meetings.

      X Member

Audit Committee

Our audit committee assists our board of directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our audit committee’s responsibilities, as set forth in the written charter adopted by our board of directors, include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	evaluating from time to time the necessity of adopting a formal internal audit function and overseeing that function, if adopted;

•	reviewing and approving all related party transactions on an ongoing basis;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management; and

•	preparing the audit committee report required by Securities and Exchange Commission rules.

Our board has determined that each member of the audit committee qualifies as an independent director under the applicable NASDAQ rules and the applicable rules and regulations of the Securities Exchange Commission. Our board has also determined that each member of the audit committee is “financially literate” under the applicable NASDAQ rules and that Mr. Jeffries qualifies as an “audit committee financial expert” under Securities and Exchange Commission rules by virtue of the experience described above. Our independent directors will designate a member of the audit committee as the financial expert following the 2008 annual meeting as Mr. Jeffries is not standing for re-election.

Compensation Committee

Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers.

Our compensation committee’s responsibilities, as set forth in the written charter adopted by the board of directors, include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity compensation plans;

•	overseeing the evaluation of the performance of our senior executives;

•	reviewing and making recommendations to the board of directors with respect to director compensation; and

•	preparing the compensation committee report required by Securities and Exchange Commission rules.

Our board has determined that each member of our compensation committee qualifies as an independent director under the applicable NASDAQ rules.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities, as set forth in the written charter adopted by the board of directors, include:

•	recommending to our board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors and to be appointed to each of the board of directors’ committees;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles and guidelines; and

•	overseeing a periodic self-evaluation of our board of directors.

Our board has determined that each member of our nominating and corporate governance committee qualifies as an independent director under the applicable NASDAQ rules.

Executive and Director Compensation Process

Our compensation committee has implemented an annual review program for our executives pursuant to which the committee determines annual salary increases, annual cash bonus amounts and annual stock option awards granted to our executives. Our chief executive officer and our director of human resources prepare compensation recommendations regarding the compensation of each of our executive officers, other than our chief executive officer, and present these recommendations to our compensation committee for approval. Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer, evaluates the chief executive officer’s performance in light of these goals and objectives and determines and approves the compensation of the chief executive officer based on this evaluation.

Our board of directors has delegated to our chief executive officer the authority to grant stock options to employees under our 2006 Stock Incentive Plan. Our chief executive officer is not authorized to grant options to himself or to any other director or executive officer. In addition, in any one calendar year, the chief executive officer is not authorized to grant options with respect to more than 100,000 shares of class A common stock or to grant to any person options with respect to more than 10,000 shares of class A common stock.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2007, our compensation committee retained Towers Perrin as an outside consultant to advise our compensation committee on market compensation practices and the implementation of public company compensation programs and policies and to review recommendations from management on compensation matters. More information about the process followed and decisions made by our compensation committee regarding executive compensation are included under the heading “Compensation Discussion and Analysis.”

Our board of directors as a whole determines the compensation to be paid to board members.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our nominating and corporate governance committee and our board of directors.

In considering whether to recommend any particular candidate for inclusion in the board of director’s slate of recommended director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, commitment to understand our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. Our nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of any class of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Sucampo Pharmaceuticals, Inc., 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814. Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth under “Stockholder Proposals.”

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The lead director or, if there is no lead director, the chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Board of Directors, c/o Corporate Secretary, Sucampo Pharmaceuticals, Inc., 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814.

Audit Committee Report

Among other responsibilities of the audit committee, as stated in its charter, the audit committee evaluates auditor performance, manages relations with our independent public accountants and evaluates policies and procedures relating to internal control systems. The members’ functions are not intended to duplicate or to certify the activities of management and the independent public accountants. The audit committee serves as a board level oversight role in which we provide advice, counsel and direction to management and the independent public accountants on the basis of the information we receive, discussions with management and the independent public accountants, and our experience in business, financial and accounting matters.

The audit committee has reviewed our audited financial statements for the year ended December 31, 2007 and discussed them with our management and our independent registered public accounting firm.

The audit committee also has received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting

Oversight Board in Rule 3600T, and has discussed with our independent registered public accounting firm their independence.

In addition to the matters specified above, the audit committee discussed with our independent public accountants the overall scope, plans and estimated costs of their audit. The audit committee met with our independent public accountants periodically, with and without management present, to discuss the results of the independent auditors’ examinations, the overall quality of the company’s financial reporting and the independent public accountant’s reviews of the quarterly financial statements and draft of the quarterly and annual reports.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

By the Audit Committee of the Board of Directors of
Sucampo Pharmaceuticals, Inc.

Michael J. Jeffries, Chair
Timothy I. Maudlin
V. Sue Molina
John C. Wright

RELATED PARTY TRANSACTIONS

Sucampo AG License Agreements

Pursuant to our license agreements with Sucampo AG, we have made a number of payments to Sucampo AG since the beginning of 2007. Sucampo AG is wholly owned by Dr. Ueno, a significant stockholder of our company and our chairman of the board, chief executive officer and chief scientific officer, and his wife, Dr. Sachiko Kuno. Dr. Kuno is a significant stockholder of our company and was also a director and executive officer of our company until June 2007. Dr. Kuno currently serves as our advisor, international business development.

As required by our license agreements, we made the following payments to Sucampo AG since January 1, 2007:

•	payments in aggregate of $6.7 million, reflecting 3.2% of the net sales of our commercialized product, AMITIZA®, received by our sublicensee, Takeda Pharmaceutical Company Limited, or Takeda;

•	a payment of $1.5 million, reflecting 5% of the $30.0 million milestone payment we received from Takeda, as a result of our submission to the U.S. Food and Drug Administration of a regulatory filing seeking marketing approval for AMITIZA for the treatment of a new indication, irritable bowel syndrome with constipation; and

•	a payment of $500,000 for the initiation of a Phase IIb trial in Japan.

In March 2008, we recorded an expense of $1.0 million resulting from our submission of a regulatory filing in the United Kingdom and other European countries seeking marketing approval for AMITIZA for the treatment of chronic idiopathic constipation and we plan to make this payment during the second quarter of 2008.

We expect to continue to make payments to Sucampo AG, pursuant to our license agreements, for 2008 and thereafter in the regular course of business.

R-Tech Ueno, Ltd

Pursuant to our exclusive supply agreements with R-Tech Ueno, or R-Tech, an affiliate, R-Tech provides us with clinical supplies of all prostones under development. Since January 1, 2007, we have purchased from R-Tech approximately $4.3 million of clinical supplies under the terms of these agreements. Drs. Ueno and Kuno directly and indirectly own a majority of the capital stock of R-Tech.

We expect to continue to make payments to R-Tech, pursuant to our exclusive supply agreements, for 2008 and thereafter in the regular course of business.

Part-Time Employment Agreement with Dr. Kuno

Following Dr. Kuno’s resignation as an executive officer and director of our company effective May 31, 2007, we entered into an employment agreement with her effective June 1, 2007. This new agreement superseded her previous employment agreement. Pursuant to the new employment agreement, we agreed to employ Dr. Kuno on a part-time basis as our advisor, international business development, with the additional titles of founding chief executive officer and co-founder, for a term of one year. This agreement renews automatically each year for a period of one year unless earlier terminated by Dr. Kuno or us. This agreement provides that Dr. Kuno will work eight hours per week. Under this agreement, Dr. Kuno is entitled to receive an annual base salary of $76,000, to be reviewed annually by our compensation committee and our board of directors and increased, but not decreased unless agreed by Dr. Kuno and us. Dr. Kuno is also eligible for an annual bonus, targeted at 50% of her base salary, as determined by our compensation committee in its discretion based on its assessment of Dr. Kuno’s achievement of annual objectives. As a part-time employee, Dr. Kuno is not eligible to participate in employee benefit plans, but we have agreed to reimburse her for parking expenses. Under this agreement, Dr. Kuno has assigned to us all inventions conceived or reduced to practice during the term of her employment that make use of confidential information or trade secrets or which relate to our actual or anticipated research and development. Dr. Kuno has also agreed not to compete with our company for a period of 12 months following termination of her employment.

Special Stock and Cash Awards to Drs. Kuno and Ueno

On June 19, 2007, the compensation committee of our board of directors authorized a one-time stock and cash award to each of Drs. Kuno and Ueno. These awards are discussed in more detail under the caption “Compensation Discussion and Analysis.”

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Sucampo is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or holders of 5% or more of either class of our common stock, or the immediate family members of any of the foregoing, each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, our audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of our audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by our audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is consistent with our best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

In August 2007, we completed our initial public offering and became a publicly traded company. Our compensation committee spent considerable time and effort throughout 2007 conducting a comprehensive review of our executive compensation practices, including our overall compensation philosophy, the appropriate elements of executive compensation and the allocation of compensation among those elements, our overall compensation levels and the structure of our incentive compensation. In addition, the compensation committee reviewed a comparison of our compensation program to that of similar companies and assessed our procedures for designing, approving and evaluating the compensation program. Our compensation committee determined that we needed more formal compensation structures than we had as a private, closely held company and that those structures should be built on solid compensation principles and provide clearer guidelines for compensation, including executive compensation.

As part of this review, our compensation committee engaged Towers Perrin, an independent executive compensation consulting firm, to study our executive compensation program, to conduct benchmarking of our compensation levels as compared to other similar companies and to make recommendations regarding our executive compensation program. Our compensation committee also worked closely with our director of human resources and Dr. Ueno, our chief executive officer, in this project. Towers Perrin delivered its report to the committee in June 2007.

Based on the Towers Perrin report and other benchmarking data prepared by our director of human resources, our compensation committee concluded that, in general, the overall level of compensation for our executive officers lagged somewhat behind that of other companies the committee felt to be comparable to our company. Our compensation committee also concluded that the portion of overall compensation we provide in the form of equity was generally lower than in comparable companies.

Our compensation committee determined that overall executive compensation levels should generally fall within a range centered on the 50th percentile, or median, of compensation paid by comparable companies to ensure that we can attract and retain talented, high-potential individuals for our executive level positions. At the same time, the compensation committee acknowledged the management philosophy of Dr. Ueno, discussed in more detail below, that it is appropriate for our company in some cases to compensate executives below median levels or even below the relevant range because we are willing to hire or promote individuals who may have less experience than those in similar positions in other companies, but who demonstrate great potential and possess unique talents that will allow them to grow and develop in their roles. Finally, it was the view of our compensation committee that, in those cases where overall compensation levels for a particular executive were below the appropriate levels, the compensation should be increased incrementally over time to bring his or her compensation closer to the median as the executive progresses and develops in his or her role.

With these considerations in mind, our compensation committee took the following actions during the course of 2007 to improve our executive compensation program and to begin to bring overall compensation levels more in line with industry medians:

•	adopted a formal salary structure for all company employees, including our senior executives,

•	adopted a formal incentive bonus program for our senior executives tied to specified performance goals,

•	approved base salary increases for several of our executives,

•	approved new stock option grants for the first time since May 2006 to all company executives and several non-executives; and

•	amended the severance arrangements with our senior executives.

We expect our executive compensation program will continue to evolve in 2008 and over the coming years.

Compensation Philosophy

The primary goal of our executive compensation program has been to provide compensation levels sufficient to retain our existing executives and, when necessary, to attract new executives. A further goal of our executive compensation program is to reward, on an annual basis, individual performance that promotes the success of our company and to provide longer-term incentives that align the financial interests of our executives with the long-term performance of our company.

Our compensation philosophy also reflects the view that compensation should not be the only incentive for joining our company. Dr. Ueno believes that Sucampo provides a unique work environment where people are afforded significant opportunities to learn and develop, to make significant contributions to the business and to see the impact they have on the outcomes and results of the company. Historically, Dr. Ueno’s philosophy has also been to hire individuals who have the potential and ability to add value to our company, but may not necessarily have the level of experience and background that others in similar positions in the industry might have. This gives our employees the opportunity to develop and grow into their positions.

Compensation Benchmarking

As a general rule, we target our total executive compensation levels at a range centered on the median of the compensation levels at a peer group of comparable companies, which include both small and medium-sized specialty pharmaceutical companies and biotechnology companies. As a part of its overall evaluation of our executive compensation program, the compensation committee reviewed compensation data from a peer group of comparable companies. In developing this peer group, we and Towers Perrin sought companies in our industry with similar revenue and market capitalization, employee size, research and development expense levels and life cycle stage. The peer group consisted of Progenics Pharmaceuticals, Inc., Indevus Pharmaceuticals, Inc., CollaGenex Pharmaceuticals, Inc., Salix Pharmaceuticals, Ltd., Savient Pharmaceuticals, Inc., GenVec, Inc., Idenix Pharmaceuticals, Inc., Intermune, Inc., United Therapeutics Corporation, ViroPharma Incorporated, Digene Corporation and Critical Therapeutics, Inc. Towers Perrin then reviewed proxy data regarding executive compensation of the comparable companies and subsequently made recommendations to the compensation committee regarding executive compensation. In addition to considering the compensation benchmarks from peer companies through the Towers Perrin study, we also considered the executive compensation data provided in the 2007 Radford Life Sciences Survey. We also compared recommendations from Towers Perrin with the Radford survey data and, because they were very similar, averages of the data were prepared by our director of human resources and presented to the compensation committee for their consideration.

The Elements of our Executive Compensation Program

The key elements of our 2007 executive compensation program were:

•	cash compensation in the form of salary;

•	eligibility for an annual incentive cash bonus;

•	eligibility for equity incentives in the form of stock options; and

•	employment benefits, such as 401(k) plan matching payments and health and life insurance.

We believe that each of these elements, and all the elements together, must be competitive in order to meet our primary goal of retaining our executives and, when necessary, attracting new executives. Potential employees and existing employees will compare the overall compensation package available at our company to the overall compensation packages offered by other potential employers as they decide whether to join us in the first place and whether to stay with us after they do join. Accordingly, we have attempted to maintain our overall compensation packages at levels sufficient to retain our current executives and attract new ones.

We provide a portion of our executive compensation in the form of incentive compensation that rewards executives for both short-term and long-term contributions. Short-term incentive compensation has historically taken the form of eligibility for annual cash bonus payments. Long-term incentives have historically taken the form of eligibility for stock option grants, which are designed to reward executives for, and align their financial interests with, the longer term success of our company as reflected in appreciation of our stock value.

We have not adopted any formal or informal policy for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. We view each of the elements of our compensation program as related but distinct. Our decisions about each individual element do not necessarily affect the decisions we make about other elements. For example, we do not believe that significant compensation derived from one element of compensation, such as equity awards, should necessarily negate or reduce compensation from other elements.

Dr. Ueno, our chief executive officer, is a founder of our company and holds a significant majority of our common stock. Our compensation committee does not hold the view, however, that Dr. Ueno should be ineligible for further equity based incentives; rather, the compensation committee believes that stock options are a valuable tool for incentivizing Dr. Ueno and aligning his performance with the overall goals and objectives of our company.

2007 Base Salary Levels

In the second half of 2007, the compensation committee assessed the base salary levels of all our employees, including our senior executives, in relation to the compensation study completed by Towers Perrin and additional information provided by our director of human resources. In response, the compensation committee approved a formal salary structure for all positions across our company. Each position within our company was benchmarked against the most analogous position at comparable companies, taking into account the level and breadth of responsibility inherent in the position. Each position was then assigned to one of several salary grade levels and, based on benchmarking against the comparable companies, each level was assigned a minimum, midpoint, and maximum base salary amount and a target bonus as a percentage of base salary. In general, the compensation committee targeted the midpoint of each salary grade level at the median level for similar positions in the peer group companies.

The positions held by our executive officers, other than the chief executive officer, were assigned to base salary grade levels as follows:

Job Grade	Minimum	Midpoint	Maximum

Level 11 — second level finance and accounting management; vice president of business development and administration	$146,628	$190,616	$234,604
Level 12 — vice president of marketing; vice president of sales; senior vice president of research and development; chief accounting officer	170,088	221,115	272,141
Level 13 — chief financial officer; executive vice president of sales and marketing; chief scientific officer; head of medical affairs	212,610	276,393	340,176

The compensation committee, with the input of Dr. Ueno, then determined where within the applicable base salary grade level the base salary for each executive should fall. These determinations were based principally on an assessment of the experience the executive brings to the role and his or her past performance and contributions to Sucampo.

As a result, in October 2007, the compensation committee increased base salaries for some of our executives as reflected in the table below:

Name of Executive	Old Base Salary	New Base Salary

Brad E. Fackler (Level 13)	$220,000	$231,000
Gayle R. Dolecek, P.D. (Level 12)	155,000	170,500
Mariam E. Morris (Level 12)	160,000	168,000
Kei S. Tolliver (Level 11)	112,000	124,000

The compensation committee made these salary increases retroactive to June 2007 because we had not increased executive salaries since the first half of 2006, in part because we were awaiting the results of the Towers Perrin study. The compensation committee believed it would be appropriate under these circumstances to make the increases retroactive.

In the case of Ms. Morris and Dr. Dolecek, these new base salary levels were near the minimum for their salary range. In the case of Ms. Tolliver, the new base salary level was below the minimum, but represented a significant increase from her existing salary and reflected the view of the compensation committee that her salary should continue to move towards the minimum assuming her continued strong performance and the expansion of her responsibilities would be consistent with someone performing her role in comparable companies.

In January 2008, Ms. Morris became our chief financial officer, which is a Level 13 position, and her base salary was increased to $220,000.

The compensation committee also reviewed Dr. Ueno’s salary in October 2007 and raised it as shown below retroactive to June 2007.

Name of Executive	Old Base Salary	New Base Salary

Ryuji Ueno	$450,000	$500,000

Although this new salary was higher than the median base salary of $440,000 for chief executive officers in the peer group companies, the compensation committee considered several other factors in making this decision. Throughout 2007, Dr. Ueno was serving in multiple roles, not only as our chief executive officer, but also as our medical director and our chief scientific officer. Following the resignation of Dr. Kuno as our president on May, 31 2007, Dr. Ueno assumed significant additional responsibilities that had previously been held by Dr. Kuno. The compensation committee believed that, because of the multiple roles and responsibilities assumed by Dr. Ueno, he should be compensated more highly than the median salary of other chief executive officers in similar companies.

2007 Annual Cash Incentive Bonus Program

In June 2007, the compensation committee established our annual cash incentive bonus program for 2007. This program was designed to align efforts throughout our company with overall company goals and objectives and to reward individual performance.

For each executive, a target bonus amount was established equal to a percentage of his or her base salary, which was 50% for Dr. Ueno and 25% for each of the other executives. In each case, 70% of the target bonus would be based on the achievement of company-wide corporate performance goals for 2007, which are the same for all executives, and 30% would be based on an assessment of each executive’s individual performance for the year. The maximum bonus to which each executive would be entitled was 150% of the target bonus amount. The bonuses were to be paid in 2008 following the determination by our compensation committee as to whether we had achieved our company goals and its assessment of individual executive performance for the year.

As part of this process, the compensation committee approved five corporate goals, which would be used to measure whether the executives would be entitled to bonuses based on corporate performance, the weighting of each of these five goals and goal achievement levels to measure the realization of these goals. The compensation committee did not establish individual performance goals for the executives. Instead, the compensation committee determined individual performance following the end of the year, using its discretion, and in consultation with Dr. Ueno in all cases but his own.

The following tables summarize our 2007 cash incentive bonus program, the corporate goals established by the committee and the amount of bonuses actually paid in 2008 with respect to 2007 performance.

Overall Plan

Position	Target Bonus	Bonus Weightings	Maximum Bonus Payout

CEO — Ryuji Ueno	50% of base salary	70% corporate performance 30% individual performance	150% of target bonus
Other executives	25% of base salary	70% corporate performance 30% individual performance	150% of target bonus

Corporate Performance Goals for 2007

			Actual Goal	Percentage Earned
	Weighting of	Actual Goal	Achievement	Based on the Goal
Goal	Goal	Achievement	Percentage	Achievement Level

1) Completion of the initial public offering	20.0%	Initial public offering completed before the target date.	110.0%	22.0%
2) Net revenues target for AMITIZA	25.0	Actual net revenues for 2007 were below the minimum target.	0.0	0.0
3) Regulatory milestones for supplemental NDA for irritable bowel syndrome with constipation	25.0	Supplemental NDA filed.	100.0	25.0
4) Research and development goals for opioid-induced bowel dysfunction indication	10.0	Timely initiation of opioid- induced bowel dysfunction.	100.0	10.0
5) Remediation of previously identified material weaknesses in the company’s internal controls and no new material weaknesses identified in the 2007 audit	20.0	Remediation completed and no new weaknesses identified.	100.0	20.0

Total	100.0%			77.0%

The compensation committee determined that we exceeded expectations for goal number 1 by completing the initial public offering one month before the target date, resulting in a payout of 110.0%. The compensation committee also determined, notwithstanding that goal number 2 with respect to net revenues for AMITIZA was not met, that half of the bonus attributable to that goal should nonetheless be awarded. This decision was made at the recommendation of Dr. Ueno and reflected the view that achievement of the goal was not entirely within the control of our executives since most of the sales activities for AMITIZA are conducted by the sales force of Takeda Pharmaceuticals. The compensation committee also considered Dr. Ueno’s report that our internal sales force, which is focused on the sales to long-term care facilities and medical institutions, had outperformed its goals for the year. As a result of this decision, an additional 12.5% was added to the 77.0% derived from the performance of our company against the goals described in the table above. The result was a factor of 89.5% for corporate performance.

2007 Incentive Bonus Payouts

			Factor Reflecting	Percentage of
			Achievement of	Target Bonus
Name	Target Bonus	Bonus Weightings	Goals	Earned	Final Bonus

Ryuji Ueno, M.D., Ph.D., Ph.D.	$250,000	70% corporate	89.5%	62.65%	$231,625
		30% individual	100.0	30.0
Mariam E. Morris	42,000	70% corporate	89.5	62.65	38,913
		30% individual	100.0	30.0
Brad E. Fackler	57,750	70% corporate	89.5	62.65	52,639
		30% individual	95.0	28.5
Gayle R. Dolecek, P.D.	42,625	70% corporate	89.5	62.65	39,492
		30% individual	100.0	30.0
Kei S. Tolliver	31,000	70% corporate	89.5	62.65	28,722
		30% individual	100.0	30.0

The compensation committee also granted a discretionary bonus of $40,000 to Dr. Kuno, our former president and chair of our board, for her services in 2007. In determining the amount of this bonus, the committee considered Dr. Kuno’s accomplishments throughout the year, including her work during the period when she served as an executive officer and her efforts since that time as a part-time employee focused on international business development.

Equity Incentives

Historically, we have awarded a limited number of stock options and other equity awards. As a result, we believe the equity incentive portion of our executive compensation package is relatively small compared to other companies in our peer group.

In December 2007, our compensation committee approved a grant of incentive stock options to several employees, including all of our executives. These option awards reflected a determination by the compensation committee to bring total compensation and the proportion of overall compensation taking the form of equity in closer alignment with the practices of other comparable companies. The number of options to be granted to each employee was proposed by Dr. Ueno and was based on a variety of factors, including his view of the importance of each individual’s role, the individual’s historic performance and the number of options the individual already held. Although the overall level of these grants was below that seen in most of our peer group as shown in the Towers Perrin study, our compensation committee acknowledged the views of Dr. Ueno regarding appropriate equity grant levels and determined that an incremental approach to increasing equity compensation levels over time is desirable. Our compensation committee also began to discuss with Dr. Ueno alternative equity compensation arrangements, such as restricted stock, that might be used in the future and result in a lower level of dilution to our stockholders.

In October 2007, our compensation committee approved an amendment to Dr. Ueno’s employment agreement. This amendment removed the provision contained in the agreement that prohibited Dr. Ueno from receiving stock options and other equity awards from our company as long as he and Dr. Kuno, his wife, continue to own collectively at least 50% of the class A common stock and class B common stock. This amendment reflected the view of the compensation committee that additional equity awards could be an effective method of incentivizing Dr. Ueno and aligning his performance with the overall goals and objectives of our company.

We currently do not have any equity ownership guidelines for our executive officers.

Employee Benefits

Each executive has the opportunity to participate in our 401(k) plan, which provides a 50% match on every dollar contributed by any participating employee up to 10% of his or her compensation or up to the maximum contribution allowed by law in 2007. In addition, every executive has the opportunity to select insurance coverage at the same cost as every other employee, including health and life insurance. We pay the premiums for the life insurance benefit for each executive and 70% of the premiums for the health insurance benefit. We also pay for parking at our headquarters facility for each of our executives.

Prior to the change in Dr. Kuno’s employment status in June 2007, her employment agreement required us to provide her with additional life insurance, for which the premium in 2007 was $24,750. Effective May 29, 2008, this policy will be transferred to Dr. Kuno and Sucampo will no longer provide additional life insurance to her.

Severance and Change of Control Benefits

Pursuant to employment agreements with our named executive officers, each is entitled to specified benefits in the event of a change of control of our company or the termination of the employment of the executive under specified circumstances. In October 2007, our compensation committee approved amendments to the employment agreements between our company and Dr. Dolecek, Mr. Fackler, Ms. Morris and Ms. Tolliver. These amendments increased from two months to six months the amount of base salary the executive will receive as severance, in a lump sum payment, in the event his or her employment is terminated by us without cause or upon the disability of the executive or in the event the executive terminates his or her employment for specified good reasons, as well as the period over which the executive will be entitled to receive reimbursement for the cost of continued health insurance coverage after termination. In addition, these amendments increased from four months to twelve months the amount of base salary the executive will receive as severance, in a lump sum payment, in the event his or her employment is terminated without cause within 18 months of a change of control of our company. These amendments were intended by our compensation committee to bring the severance package for the executives more in line with the market data provided by Towers Perrin.

We have provided estimates of the value of these severance and change of control benefits under various circumstances under “Potential Payments upon Termination or Change of Control” below.

Special One-Time Awards to Founders

On June 19, 2007, our compensation committee authorized a one-time stock and cash award to each of Drs. Kuno and Ueno. Dr. Kuno was our president and chairman of the board of directors through May 2007, when she resigned as an executive and director of our company. These awards were settled immediately following our initial public offering in August 2007. These awards were intended by our compensation committee to compensate Drs. Kuno and Ueno for the lost value of stock options that had been granted to them in 2001 and 2002 and had been understood by them to have ten-year terms, but which had expired in 2006 and early 2007 as a result of the provisions of our 2001 Stock Incentive Plan. The expired options would have entitled Dr. Kuno to purchase 144,500 shares of class A common stock at a price of $0.21 per share and 42,500 shares at a price of $2.95 per share and they would have entitled Dr. Ueno to purchase 433,500 shares of class A common stock at a price of $0.21 per share and 93,500 shares at a price of $2.95 per share.

These stock and cash awards had an aggregate value equal to the difference between the value of the shares that could have been purchased under each of the expired options, determined on the basis of the public offering price of $11.50 per share in our initial public offering, and the respective aggregate exercise prices for such shares as provided in the original option agreements. The aggregate value of these grants was $2.4 million for Dr. Kuno and $6.8 million for Dr. Ueno.

These awards consisted of a combination of cash and shares of class A common stock. Of the aggregate value of each award, 40% was paid in cash and 60% was paid in stock. Dr. Kuno received 104,074 shares and $798,000 in cash and Dr. Ueno received 297,059 shares and $2.3 million in cash. The awards were fully vested upon their grant.

Severance Arrangements with Our Former Chief Financial Officer

In December 2007, our compensation committee approved a number of agreements with Mr. Kaiser, at the time our chief financial officer, in connection with his planned departure as of December 31, 2007. These agreements included:

•	A separation agreement providing for a separation payment of $50,000 payable in a lump sum if Mr. Kaiser remained employed as our chief financial officer through December 31, 2007, which he did. Mr. Kaiser was also eligible for a discretionary cash incentive bonus for his service in 2007 in accordance with the cash incentive bonus program for all executives. Our compensation committee determined to pay Mr. Kaiser a cash bonus of $10,000 for his contributions in 2007.

•	A consulting agreement, under which Mr. Kaiser would provide consulting services to our senior management on an as-requested basis commencing January 2, 2008 regarding matters of corporate finance, the implementation of public company financial controls and reporting practices and financial filings. Mr. Kaiser was required to be available to provide these services, as requested, at least four days per month but not more than six days per month. He would be compensated at a rate of $200 per hour, or $1,500 per day if engaged on a daily basis, and he would receive reimbursement of specified expenses. If Mr. Kaiser satisfied his obligations under this agreement through March 31, 2008, he would be entitled to an additional payment of $50,000. Mr. Kaiser was not asked to provide any consulting services under this agreement and therefore received no consulting fees. However, because Mr. Kaiser satisfied his obligations under the agreement through March 31, 2008, he received the additional payment of $50,000.

•	A non-qualified stock option, permitting Mr. Kaiser to purchase up to 10,000 shares of class A common stock at a price of $14.12 per share. This option vested as to 5,000 shares on December 31, 2007 and as to the remaining 5,000 shares on March 31, 2008 if Mr. Kaiser had fulfilled his obligations through that date under the consulting agreement, which he did.

2008 Base Salary Levels

In February 2008, our compensation committee approved salary increases (effective March 10, 2008) for 2008 for our executives as reflected in the table below:

		% Increases
Name of Executive	2008 Base Salary	2008 vs. 2007

Ryuji Ueno, M.D., Ph.D., Ph.D.	$540,000	8.0%
Mariam E. Morris	231,000	5.0	(1)
Brad E. Fackler	240,240	4.0
Gayle R. Dolecek, P.D.	180,730	6.0
Kei S. Tolliver	135,252	9.1	(2)

(1)	On January 1, 2008, Ms. Morris became our chief financial officer and her base salary was increased to $220,000.

(2)	Ms. Tolliver’s increase reflects a 4.0% merit increase and a 5.1% market adjustment increase.

Executive Compensation

Summary Compensation

The following table sets forth the total compensation earned for the years ended December 31, 2007 and 2006 by our chief executive officer, our former chief executive officer, our chief financial officer and our three other most highly compensated executive officers for the year ended December 31, 2007. We refer to these officers as our named executive officers.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)		($)

Ryuji Ueno, M.D., Ph.D, Ph.D.	2007	478,846	—	4,522,884	264,600	231,625	2,289,523	(5)	7,787,478
Chief executive officer, chief scientific officer and chair of the board of directors	2006	452,132	238,500	—	216,690	—	12,144	(5)	919,466
Sachiko Kuno, Ph.D.	2007	214,869	40,000	1,589,568	—	—	825,325	(7)	2,669,762
Former chief executive officer, president and chair of the board of directors(6)	2006	341,440	193,400	—	270,875	—	28,050	(7)	833,765
Ronald W. Kaiser	2007	191,539	110,000	—	71,800	—	63,786	(9)	437,125
Chief financial officer(8)	2006	—	—	—	—	—	—		—
Mariam E. Morris	2007	164,615	—	—	160,400	38,913	13,592	(10)	377,520
Chief accounting officer(8)	2006	150,217	66,270	—	359,867	—	14,389	(10)	590,743
Brad E. Fackler	2007	226,346	—	—	240,600	52,639	21,436	(11)	541,021
Executive vice president of commercial operations	2006	214,891	76,058	—	296,373	—	22,398	(11)	609,720
Gayle R. Dolecek, P.D	2007	161,250	—	—	96,240	39,492	8,799	(13)	305,781
Senior vice president of research and development(12)	2006	85,673	31,743	—	185,233	—	3,151	(13)	305,800
Kei S. Tolliver	2007	119,275	—	—	96,240	28,722	8,514	(14)	252,751
Vice president of business development and company operations	2006	112,465	44,762	—	244,658	—	4,939	(14)	406,824

(1)	The amounts shown for 2006 represent a one-time special bonus paid to all employees in connection with the FDA approval of AMITIZA ($45,000 for Dr. Ueno, $30,000 for Dr. Kuno, $11,870 for Ms. Morris, $7,125 for Mr. Fackler and $11,100 for Ms. Tolliver) and annual discretionary bonuses awarded in February 2007 for 2006 performance. The amount shown for Dr. Kuno in 2007 represents the discretionary bonus paid in March 2008 for 2007 performance. The amount for Mr. Kaiser also includes a sign-on bonus of $100,000 paid in 2007 and a discretionary bonus of $10,000 paid in March 2008 for 2007 performance.

(2)	The amounts shown in this column for 2007 represent the stock portion of the special one-time stock and cash award to Drs. Ueno and Kuno.

(3)	The assumptions used in valuing these options awards are described under the caption “Employee Stock-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. This column reflects the amount we recorded under FAS 123R as stock-based compensation in our financial statements for 2007 and 2006 in connection with all options granted to the specified executive, including in prior years. Unlike the amount reflected in our consolidated financial statements, however, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award.

(4)	The amounts shown in this column for 2007 represent the amounts paid in March 2008 for cash incentive bonuses earned for 2007.

(5)	Includes $983 and $972 in life and disability insurance premiums, $8,746 and $8,652 in health insurance premiums and $2,338 and $2,520 in reimbursement of parking expenses for 2007 and 2006, respectively. Also includes, in 2007, the $2,277,456 cash portion of the special one-time cash and stock award.

(6)	Dr. Kuno served as President and Chair of the Board of Directors until May 2007, when she resigned as an executive officer and director of our company.

(7)	Includes $25,075 and $25,530 in life and disability insurance premiums and $2,338 and $2,520 in reimbursement of parking expenses for 2007 and 2006, respectively. Also includes, in 2007, the $797,912 cash portion of the special one-time cash and stock award.

(8)	Ms. Morris served as our chief financial officer until January 1, 2007. On January 2, 2007, Mr. Kaiser became our chief financial officer and Ms. Morris became our chief accounting officer. Mr. Kaiser resigned as an executive officer of our company effective January 1, 2008 and Ms. Morris became our chief financial officer effective January 1, 2008.

(9)	Includes $791 in life and disability insurance premiums, $11,675 in health insurance premiums and $1,320 in reimbursement of parking expenses. Also includes $50,000 of severance paid to Mr. Kaiser in connection with his resignation from our company effective December 31, 2007.

(10)	Includes $7,596 and $7,500 in matching contributions under our 401(k) plan, $714 and $703 in life and disability insurance premiums, $3,962 and $3,926 in health insurance premiums and $1,320 and $1,260 in reimbursement of parking expenses for 2007 and 2006, respectively. In addition, in 2006, Ms. Morris was paid $1,000 in consideration of signing an employment agreement with us.

(11)	Includes $9,950 and $10,000 in matching contributions under our 401(k) plan, $791 and $780 in life and disability insurance premiums, $8,307 and $4,791 in health insurance premiums, $1,320 and $1,260 in reimbursement of parking expenses and $1,068 and $0 in company car expenses for 2007 and 2006, respectively. In addition, in 2006, Mr. Fackler was paid $4,567 in housing expenses and $1,000 in consideration of signing an employment agreement with us.

(12)	Dr. Dolecek joined our company in May 2006.

(13)	Includes $6,840 and $1,038 in matching contributions under our 401(k) plan, $639 and $273 in life and disability insurance premiums and $1,320 and $840 in reimbursement of parking expenses for 2007 and 2006, respectively. In addition, in 2006, Dr. Dolecek was paid $1,000 in consideration of signing an employment agreement with us.

(14)	Includes $3,687 and $2,089 in matching contributions under our 401(k) plan, $600 and $590 in life and disability insurance premiums, $2,907 and $0 in health insurance premiums and $1,320 and $1,260 in reimbursement of parking expenses for 2007 and 2006, respectively. In addition, in 2006, Ms. Tolliver was paid $1,000 in consideration of signing an employment agreement with us.

Information Regarding Option Grants and Other Plan-Based Awards

The following table sets forth additional information regarding the plan-based awards we granted to our named executive officers in the year ended December 31, 2007.

2007 Grants of Plan-Based Awards

					All Other
					Option
				All Other	Awards:
				Stock	Number of
				Awards:	Shares of
		Estimated Future Payouts		Number of	Class A
		Under Non-Equity		Shares of	Common	Exercise	Grant Date
		Incentive		Class A	Stock	Price	Fair Value
		Plan Awards		Common	Underlying	of Option	of Option
		Target	Maximum	Stock	Options	Awards	Awards
Name	Grant Date	($)(1)	($)(1)	(#)(2)	(#)	($/sh)(3)	($)(4)

Ryuji Ueno, M.D., Ph.D., Ph.D.	—	250,000	375,000	—
	12/11/2007			—	60,000 (5)	15.54	264,600
	06/19/2007			297,059	—	—	—
Sachiko Kuno, Ph.D.	—	38,000	57,000	—
	12/11/2007			—	—	—	—
	06/19/2007			104,074	—	—	—
Ronald W. Kaiser	—	—	—	—
	12/11/2007			—	10,000 (6)	14.12	71,800
Mariam E. Morris	—	42,000	63,000	—
	12/11/2007			—	20,000 (5)	14.12	160,400
Brad E. Fackler	—	57,750	86,625	—
	12/11/2007			—	30,000 (5)	14.12	240,600
Gayle R. Dolecek, P.D.	—	42,625	63,938	—
	12/11/2007			—	12,000 (5)	14.12	96,240
Kei S. Tolliver	—	31,000	46,500	—
	12/11/2007			—	12,000 (5)	14.12	96,240

(1)	These columns reflects the target and maximum amount of each executive’s cash incentive bonus for 2007, as set for in such executive’s employment agreement. The actual amounts of these cash incentive bonuses paid in March 2008 are reflected in the “Non-Equity Incentive Plan Compensation” column of the above summary compensation table.

(2)	This column reflects the stock portion of the one-time stock and cash award granted to Drs. Ueno and Kuno.

(3)	The exercise price of these options was equal to the closing price of our class A common stock on December 11, 2007, or 110% of the closing price in the case of options granted to Dr. Ueno. These options were granted under our 2006 Stock Incentive Plan.

(4)	The assumptions used in valuing the options we granted during 2007 are described under the caption “Employee Stock-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. This column reflects the full amount we will record under FAS 123R as stock-based compensation in our financial statements in connection with these options over the entire term of the options. Unlike the amount reflected in our consolidated financial statements, however, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award.

(5)	These options vest 25% on December 11, 2007, 25% on December 11, 2008, 25% on December 11, 2009 and 25% on December 11, 2010.

(6)	These options vest 50% on December 31, 2007 and 50% on March 31, 2008.

Outstanding Equity Awards; Option Exercises and Stock Vesting

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2007. All of these options were granted under our 2001 Stock Incentive Plan or 2006 Stock Incentive Plan. Our named executive officers did not hold restricted stock or other stock awards at the end of 2007. Our named executive officers did not exercise any options in 2007 and they did not have any stock awards that vested in 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Number of Shares of Class A
	Common Stock Underlying
	Unexercised Options			Option Exercise
	Exercisable	Unexercisable		Price	Option
Name	(#)	(#)		($)	Expiration Date

Ryuji Ueno, M.D., Ph.D., Ph.D.	68,000	—		11.00	05/01/2011
	15,000	45,000	(1)	15.54	12/11/2012
Sachiko Kuno, Ph.D.	85,000	—		11.00	05/01/2011
Ronald W. Kaiser	5,000	5,000	(2)	14.12	12/11/2017
Mariam E. Morris	68,000	—		10.00	05/01/2016
	5,000	15,000	(1)	14.12	12/11/2017
Brad E. Fackler	51,000	17,000	(3)	10.00	05/01/2016
	7,500	22,500	(1)	14.12	12/11/2017
Gayle R. Dolecek, P.D.	127,500 (4)	—		5.85	03/31/2015
	31,875	10,625	(3)	10.00	05/01/2016
	3,000	9,000	(1)	14.12	12/11/2017
Kei S. Tolliver	42,500	—		10.00	05/01/2016
	3,000	9,000	(1)	14.12	12/11/2017

(1)	These options vest 33 1/3% on December 11, 2008, 33 1/3% on December 11, 2009 and 33 1/3% on December 11, 2010.

(2)	These options vest in full on March 31, 2008.

(3)	These options vest in full on May 1, 2008.

(4)	These options were originally granted to Dr. Dolecek in his capacity as a consultant to our company before he became an employee of our company.

Potential Payments upon Termination or Change of Control

Our named executive officers are entitled to specified benefits in the event of the sale or merger of our company or the termination of their employment under some circumstances. Dr. Kuno and Mr. Kaiser are no longer entitled to these benefits as a result of their resignations as executive officers of our company in 2007. These benefits as of December 31, 2007 are:

•	In the event that our company is acquired, is the non-surviving party in a merger, or sells all or substantially all of its assets, or in the event of the death of the executive, all then unvested restricted stock and stock options issued to him or her shall immediately vest.

•	Upon termination or non-renewal by us of the executive’s employment without cause or upon the disability of the executive, or upon termination by the executive for specified good reasons, including diminution of authority and duties, the executive will be entitled to receive a lump sum severance payment equal to a specified number of months of current base salary and to receive reimbursement for the cost of continued health insurance coverage for a specified period of months. In these circumstances, Dr. Ueno will be entitled to receive a lump sum severance payment equal to 24 months of base salary and to receive reimbursement for the cost of continued health insurance coverage for a period of 18 months after termination. Our other executives will be entitled to receive a lump sum severance payment equal to six months of base salary and to receive reimbursement for the cost of continued health insurance coverage for a period of six months after termination.

•	If the executive is terminated other than for cause within 18 months after a change in control of our company, he or she will be entitled to receive a lump sum severance payment equal to a specified number of months of current base salary. Dr. Ueno will be entitled to receive a limp sum severance payment equal to 48 months of his base salary and other executives will receive a lump sum equal to twelve months of their base salary.

The payment of severance benefits to an executive is, in all cases, conditioned upon our receipt of a release of claims from the executive.

Potential Benefits upon Sale of our Company or Executive’s Death.  The following table sets forth an estimate of the benefits that our named executive officers would be entitled to receive assuming that our company was acquired, was the non-surviving party in a merger or sold all or substantially all of its assets, or upon the death of the executive, in each case assuming that the applicable triggering event occurred as of December 31, 2007.

	Option Shares as
	to Which Vesting	Value of Option
Name	Accelerated(1)	Acceleration(2)

Ryuji Ueno, M.D., Ph.D., Ph.D.	45,000	$126,000
Sachiko Kuno, Ph.D.	—	—
Ronald W. Kaiser	5,000	21,100
Mariam E. Morris	15,000	63,300
Brad E. Fackler	39,500	236,730
Gayle R. Dolecek, P.D.	19,625	126,593
Kei S. Tolliver	9,000	37,980

(1)	Reflects shares as to which options are unvested at December 31, 2007.

(2)	Based on the number of shares as to which options are unvested at December 31, 2007 multiplied by the difference between $18.34, the closing price per share at December 31, 2007, and the per share exercise price of each option.

Potential Benefits upon Termination Without Cause, Upon Disability or With Good Reason.  The following table sets forth an estimate of the benefits that would have accrued to each of our named executive officers assuming that we had terminated the executive’s employment without cause, other than within 18 months after a change of control as discussed in the following table, or upon the disability of the executive, or the executive terminated his or her employment with good reason, in each case assuming that the applicable triggering event occurred as of December 31, 2007.

	Lump Sum
	Severance	Value of Benefit
Name	Payment(2)	Continuation(3)

Ryuji Ueno, M.D., Ph.D., Ph.D.	$1,000,000	$17,589
Sachiko Kuno, Ph.D.	—	—
Ronald W. Kaiser(1)	—	—
Mariam E. Morris	84,000	2,647
Brad E. Fackler	115,500	5,549
Gayle R. Dolecek, P.D.	85,250	—
Kei S. Tolliver	62,000	2,647

(1)	Amounts payable to Mr. Kaiser, our former chief financial officer, were excluded from this table as his employment terminated on December 31, 2007.

(2)	Represents 24 months of salary for Dr. Ueno and six months of salary for others, based on salary in effect as of December 31, 2007.

(3)	Represents reimbursement of premiums to continue health insurance coverage for 18 months for Dr. Ueno and for six months for others who currently participate in our health insurance plan, based on premiums in effect as of December 31, 2007.

Potential Benefits upon Termination Without Cause Following a Change of Control.  The following table sets forth an estimate of the benefits that would have accrued to each of our named executive officers assuming that we, or a successor to our company, had terminated the executive’s employment without cause as of December 31, 2007 and that such termination had occurred within 18 months after a prior change of control of our company.

	Lump Sum
	Severance	Value of Benefit
Name	Payment(2)	Continuation(3)

Ryuji Ueno, M.D., Ph.D., Ph.D.	$2,000,000	$17,589
Sachiko Kuno, Ph.D.	—	—
Ronald W. Kaiser(1)	—	—
Mariam E. Morris	168,000	2,647
Brad E. Fackler	231,000	5,549
Gayle R. Dolecek, P.D.	170,500	—
Kei S. Tolliver	124,000	2,647

(1)	Amounts payable to Mr. Kaiser, our former chief financial officer, were excluded from this table as his employment terminated on December 31, 2007.

(2)	Represents 48 months of salary for Dr. Ueno and twelve months of salary for others, based on salary in effect as of December 31, 2007.

(3)	Represents reimbursement of premiums to continue health insurance coverage for 18 months for Dr. Ueno and for six months for others who currently participate in our health insurance plan, based on premiums in effect as of December 31, 2007.

Board of Directors Compensation

In 2007, we paid each of our directors who is not an employee of, or a spouse of an employee of, our company, whom we refer to as our non-employee directors, an annual retainer of $60,000 for service as a director. Each non-employee director also received a fee of $1,000 for each meeting of the full board of directors or any committee of the board of directors attended by such non-employee director. We reimbursed each non-employee member of our board of directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings. We also paid an annual retainer of $5,000 to the chair of the audit committee, $3,000 to the chairs of each of the compensation committee and the nominating and corporate governance committee and $10,000 to the lead independent director. In establishing the levels of cash compensation included in our 2007 director compensation program, our board of directors took into consideration the absence of any equity element of that program and the amount of time commitment necessary to serve as a director of a public company.

The following table sets forth information regarding the compensation of our directors in the year ended December 31, 2007. Our named executive officers who also served as directors (Dr. Ueno and Dr. Kuno in 2007) are not included in this table because they were not separately compensated for their service as directors. Our directors received compensation only in the form of cash fees and held no stock options or other stock awards at year end.

2007 Director Compensation

	Fees Earned or
	Paid in Cash	Total
Name	($)(1)	($)

Michael J. Jeffries	113,000	113,000
Anthony C. Celeste(2)	14,500	14,500
Timothy I. Maudlin	87,000	87,000
Hidetoshi Mine	85,000	85,000
V. Sue Molina	95,000	95,000

(1)	Reflects fees earned for services rendered in 2007.

(2)	Mr. Celeste joined our board of directors in October 2007.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2007 regarding securities authorized for issuance under our equity compensation plans, consisting of our 2001 Stock Incentive Plan and 2006 Stock Incentive Plan and our 2006 Employee Stock Purchase Plan. All of our equity compensation plans were adopted with the approval of our stockholders.

Equity Compensation Plan Information

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon		Compensation Plans
	Exercise of	Weighted-Average	(Excluding
	Outstanding	Exercise Price of	Securities
	Options, Warrants	Outstanding Options,	Reflected in Column
	and Rights	Warrants and Rights	(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders:
2001 Stock Incentive Plan	538,900	$10.24	—
2006 Stock Incentive Plan	267,500	14.44	8,232,500
2006 Employee Stock Purchase Plan	—	—	4,250,000
Equity compensation plans not approved by stockholders:
None	—	—	—

	806,400	$11.48	12,482,500

Compensation Committee Interlocks and Insider Participation

During 2007, the members of our compensation committee were Ms. Molina, Mr. Celeste and Mr. Jeffries. No member of our compensation committee was at any time during 2007, or formerly, an officer or employee of Sucampo or any subsidiary of Sucampo, and no member of our compensation committee had any relationship with Sucampo during 2007 requiring disclosure under Item 404 of Regulation S-K.

During 2007, none of our executive officers served as a member of our board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who serve as a member of our board of directors or compensation committee.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Sucampo Pharmaceuticals, Inc.

V. Sue Molina, Chair
Anthony C. Celeste
Michael J. Jeffries

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board of directors and audit committee believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our board of directors will reconsider its selection of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP also served as our independent registered public accounting firm for the year ended December 31, 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, incurred for each of the last two fiscal years for audit and other services.

	Year Ended December 31,
	2007	2006

Fee Category
Audit fees(1)	$1,141,179	$1,568,669
Audit-related fees(2)	15,881	—
Tax fees(3)	108,000	243,194
All other fees(4)	1,500	1,500

Total fees	$1,266,560	$1,813,363

(1)	Audit fees consist of fees for professional services rendered for the audits of our annual consolidated financial statements for the years ended December 31, 2007 and 2006, including the restatement of previously issued consolidated financial statements, and for the review of our quarterly financial statements included in our quarterly reports on Form 10-Q or in our Registration Statement on Form S-1, as amended, which we filed in connection with our initial public offering.

(2)	Audit-related fees consist of fees for services associated with our preparation for Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	Tax fees consist of fees for services associated with the acquisition of our affiliates, Sucampo Pharma Europe, Ltd. and Sucampo Pharma, Ltd., and a research and experimentation tax credit study.

(4)	All other fees include the cost of an online technical accounting and reporting research tool.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2007, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except as disclosed in this paragraph. Anthony C. Celeste filed a Form 3 reflecting his initial election to the board of directors two days after its due date of October 28, 2007. Each of Ryuji Ueno, Ronald W. Kaiser, Mariam E. Morris, Brad E. Fackler, Gayle R. Dolecek and Kei S. Tolliver filed a Form 4 reflecting a stock option grant six days after its due date of December 13, 2007.

OTHER MATTERS

Our board of directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

We are conducting the solicitation of proxies, and the cost of solicitation will be borne by Sucampo. In addition to the solicitation of proxies by mail, officers and employees of Sucampo may solicit proxies in person, by telephone, facsimile or mail. We will reimburse brokers, banks or other custodians or nominees for their expenses in sending proxies and proxy materials to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

In order to be included in proxy material for our 2009 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Sucampo Pharmaceuticals, Inc., Attn: Corporate Secretary, 4520 East-West Highway, Suite 300, Bethesda, Maryland 20814 no later than December 28, 2008. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Corporate Secretary.

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Following the second anniversary of the completion of our initial public offering, stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting. The required notice must be in writing and received by our corporate secretary at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

By Order of the Board of Directors,

Mariam E. Morris
Corporate Secretary

Bethesda, Maryland
April 25, 2008

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR PROXY AS SOON AS POSSIBLE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK IN PERSON EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

                    ■
PROXY
SUCAMPO PHARMACEUTICALS, INC.
Notice of 2008 Annual Meeting of Stockholders - June 5, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SUCAMPO PHARMACEUTICALS, INC.

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on June 5, 2008 and the Proxy Statement and appoints Mariam E. Morris and Brad E. Fackler and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of class A common stock or class B common stock of Sucampo Pharmaceuticals, Inc., which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2008 Annual Meeting of Stockholders to be held at the Hyatt Regency Bethesda, One Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814, and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND A VOTE FOR PROPOSAL 2. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2.

(Continued and to be signed on the reverse side)
■
14475  ■

ANNUAL MEETING OF STOCKHOLDERS OF
SUCAMPO PHARMACEUTICALS, INC.
June 5, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â   Please detach along perforated line and mail in the envelope provided.  â
   ■ 20530000000000000000 7                                                                                     060508

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:							FOR	AGAINST	ABSTAIN
					2.	Approve PricewaterhouseCoopers LLP as Sucampo Pharmaceuticals, Inc.’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2008	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Ryuji Ueno
		¡	Anthony C. Celeste
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Timothy I. Maudlin V. Sue Molina John C. Wright
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■